Exhibit 99.2

 April 26, 2022  Acquisition of

 Safe Harbor  ABOUT THE FIRST BANCSHARES, INC.The First Bancshares, Inc. (“FBMS” or the “Company”), headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, The First has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Contact: Chandra Kidd, Corporate Secretary.   NON-GAAP FINANCIAL MEASURESFBMS reports its results in accordance with United States generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures used in managing the business may provide meaningful information about underlying trends in its business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, FBMS’ reported results prepared in accordance with GAAP.   ADDITIONAL INFORMATION ABOUT THE MERGER & WHERE TO FIND ITIn connection with the proposed merger of FBMS and Beach, FBMS will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a proxy statement of Beach and a prospectus of FBMS, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FBMS, BEACH AND THE PROPOSED MERGER. The proxy statement/prospectus will be sent to the shareholders of Beach seeking the required shareholder approvals. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by FBMS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed   PARTICIPANTS IN THE TRANSACTIONFBMS, Beach Bancorp, Inc. (“Beach”) and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Beach in connection with the proposed transaction. Information about the directors and executive officers of FBMS may be found in the definitive proxy statement of FBMS filed with the SEC on April 6, 2022. Additional information regarding the interests of these participants and the directors and executive officers of Beach will also be included in the proxy statement/prospectus regarding the proposed transaction when it become available. The definitive proxy statement can be obtained free of charge from the sources described above. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

 Caution Regarding Forward Looking Statements   This slide presentation and certain of our other filings with the Securities and Exchange Commission contain statements that constitute “forward looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” “positioned” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance and/or the performance of the banking industry and economy in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risk and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: (1) competitive pressures among financial institutions increasing significantly; (2) changes in economic or political conditions, either nationally or locally, particularly in areas in which the Company conducts operations; (3) interest rate risk; (4) changes in applicable laws, rules, or regulations; (5) risks related to the Company’s recently completed acquisitions, including that the anticipated benefits from the recently completed acquisitions are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events; (6) changes in management’s plans for the future; (7) credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values, or competition; (8) changes in accounting principles, policies, or guidelines; (9) adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic and related variants; (10) the continued impact of the COVID-19 pandemic and related variants on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; (11) higher inflation and its impacts; (12) the effects of war or other conflicts including the impacts relating to or resulting from Russia’s military action in Ukraine; and (13) other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services. Statements about the potential effects of the COVID-19 pandemic and related variants on the Company’s assets, business, liquidity, financial condition, prospects, and results of operations may constitute forward-looking statements and are subject to the risks that the actual effects may differ, possibly materially, from what is reflected in these forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the depth, dispersion and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on customers, employees, third parties and the Company.Risks relating to the proposed Beach Bancorp, Inc. merger (the “Merger”) including, without limitation, (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of one or both of the definitive agreement in respect of the Merger, (4) the risk of successful integration of Beach Bancorp, Inc. into the Company, (5) the failure to obtain the necessary approval by the shareholders of Beach Bancorp, Inc., (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the definitive agreements in respect of the Merger to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of the operations of Beach Bancorp, Inc. into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the Merger, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed.These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website, http://www.sec.gov. Undue reliance should not be placed on forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Transaction Rationale

Strategic Rationale	▪ Continuation of FBMS' strategy to build a regional community bank across the Southeast with strategic expansion in Florida, home to one of the best banking markets in the country
	▪ Significant franchise overlap in the Florida panhandle enhances FBMS' market share position while providing opportunity to drive efficiency
	    ▪ Improves FBMS' market share to the #1 community bank [1] in the Crestview-Fort Walton Beach-Destin MSA and the #2 community bank [1] in the Pensacola-Ferry Pass-Brent MSA
	    ▪ Four of Beach's six branches in the Florida panhandle are within one mile of a FBMS branch
	▪ Establishes FBMS in the desirable Tampa market, one of the most attractive markets in the Southeast
	    ▪ Establishes FBMS as a Top 5 community bank [1] by deposit market share
	    ▪ With ~3.3 million people, the Tampa MSA is the 4th most populous MSA in the Southeast (2nd in Florida)
	▪ Strong commercially focused franchise with significant revenue diversification and growth opportunities identified, including across the mortgage business and treasury management
	▪ Compatible workplace cultures with retention of key employees and in-market leadership teams

Financial Rationale	▪ Estimated earnings per share accretion of 2.3% in 2023 (first full year) and 4.7% in 2024 ▪ Estimated tangible book value dilution at closing of less than 1.0% [2] ▪ Estimated tangible book value earnback period of under 1.75 years [2][3] ▪ Projected >20% internal rate of return exceeds internal thresholds ▪ Healthy pro forma capital ratios [2] expected to remain strong; no new capital needed
Risk Mitigation	▪ Well aligned values with similar conservative credit cultures ▪ Extensive due diligence completed by FBMS management, including third party loan review and tax review ▪ Key executives and market leaders have executed employment agreements ▪ FBMS management has significant acquisition experience – 13 acquisitions completed since 2010

(1) Community bank defined as banks with less than $10 billion in total assets as of most recent reported quarter
(2) Fully inclusive of CECL
(3) Tangible book value earnback period calculated using the crossover method
Source: S&P Global Market Intelligence; Company-provided documents

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Transaction Terms

TRANSACTION	▪ FBMS will acquire 100% of Beach Bancorp, Inc.'s ("*Beach*") outstanding common stock and assume 100% of Beach's outstanding stock options
CONSIDERATION MIX	▪ 100% stock, options to be assumed and converted based on the exchange ratio
MERGER CONSIDERATION	▪ 0.1711 shares of FBMS common stock per share
IMPLIED VALUE OF MERGER CONSIDERATION PER SHARE	▪ $5.63 per share of Beach's common stock (1)
IMPLIED AGGREGATE VALUE OF MERGER CONSIDERATION	▪ $116.7 (1)(2) million at announcement
IMPLIED METRICS AT ANNOUNCEMENT	▪ Price / Tangible Book Value (3): 143% ▪ Pay-to-Trade (4): 86% ▪ Price / 2022E EPS + Cost Saves (5): 10.5x ▪ Premium to Core Deposits (6): 8.2%
PRO FORMA OWNERSHIP	▪ FBMS: 85.4% / Beach: 14.6%
APPROVALS & CLOSE	▪ Beach shareholder approval ▪ Customary regulatory approvals ▪ Expected closing in the 3rd quarter of 2022

(1) Based upon FBMS closing price of $32.92 as of April 25, 2022
(2) Based upon 20,512,112 outstanding shares of Beach common stock (including restricted shares) and 1,814,344 outstanding Beach stock options with an exercise price of $5.00
(3) Based upon Beach tangible common equity of $81.5 million as of March 31, 2022
(4) Calculated as price/TBV paid for Beach divided by FBMS' trading price/TBV
(5) Includes 100% fully phased in cost savings (after-tax) based on 50% of Beach's noninterest expense
(6) Core deposits defined as total deposits less time deposit accounts greater than $100k
Source: S&P Global Market Intelligence

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     Pro Forma Branch Franchise    FBMS (88)FBMS LPO (2)Beach (7)        Source: S&P Global Market Intelligence    Establishes FBMS‘ presence in Tampa  Enhances FBMS’ market position in Fort Walton Beach and Pensacola

Overview of Beach Bancorp, Inc.

General Corporate Information

BeachBancorp, Inc.

BeachBank

- Holding company for Beach Bank
- Headquartered in Fort Walton Beach, FL
- Beach Bank was established in 2001 and was transformed in 2018 through a recapitalization
- Branch network spans across Florida from panhandle to Tampa
  - Tampa branch opened in 2019 and has been a significant growth driver (over $150M in deposits and $200M in assets)
- 110 full-time employees



Beach (7)

Financial Highlights as of 3/31/2022

Current Company Snapshot

Assets:	$620 million
Deposits:	$492 million
Loans:	$456 million
Tangible Common Equity:	$81.5 million
Loans/Deposits:	92.7%

Capital Ratios (Bank-level)

Leverage ratio:	10.0%
Tier 1 Capital ratio:	11.7%
Total Capital ratio:	12.8%

Asset Quality

NPAs ex. TDRs/Assets:	1.80%
LTM Net Charge-offs/Average Loans:	(0.10)%

Profitability

LTM Net Income:	$2.4 million
MRQ Net Interest Margin:	3.00%
MRQ Cost of IB Liabilities:	0.52%
MRQ ROAA:	0.42%
MRQ Efficiency Ratio:	84.4%
LTM Noninterest Inc./Avg. Assets:	1.04%

Source: S&P Global Market Intelligence; Beach bank-level Call Report and company provided documents

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Beach Market Overview

Fort Walton Beach & Pensacola MSA's

- Fort Walton Beach is home to the Eglin Air Force Base, the largest military installation in the Department of Defense
  - Military installations are the #1 economic engine, with largest employers being the U.S. Military and defense contractors, supplemented by the hospitality industry
- Pensacola is home to more than 500 companies and boasts a strong business climate due to its trade and commerce significance as well as low cost of doing business
- Major industries include aviation manufacturing, chemical manufacturing, cybersecurity and professional services
- Pensacola had the fastest job growth (5.3%) over the year March 2022 compared to all other metro areas in Florida

Market Name	Crestview-Ft. Walton Beach-Destin
Total Population (2022)	291,498
Population Growth (2010-2022)	23.59%
Proj. Population Growth (2022-2027)	5.34%
Median Household Income (2022)	$71,863
Proj. HH Income Growth (2022-2027)	12.21%
Total Market Deposits (2021)	$7.8 billion

Market Name	Pensacola-Ferry Pass-Brent
Total Population (2022)	517,255
Population Growth (2010-2022)	15.20%
Proj. Population Growth (2022-2027)	4.36%
Median Household Income (2022)	$63,703
Proj. HH Income Growth (2022-2027)	9.38%
Total Market Deposits (2021)	$8.7 billion

Tampa MSA

- The 4th largest MSA in the Southeast with a population of ~3.3 million people at a median age of 43
  - 2nd largest in Florida behind Miami / 18th largest in U.S.
- Among major U.S. metro areas, Tampa ranks highly in net migration, job growth and business establishment start rates
- Cost of living continues to remain below the national average as well as that of other major metro markets
- The area is home to 20 corporate headquarters with over $1 billion in annual revenue
  - Eight of these companies can be found on the Fortune 1000 list, four of which also grace the Fortune 500

#1 Emerging Tech city in the U.S. – *Forbes 2021*

#3 on list of U.S. cities where people want to move – *Redfin 2022*

#3 Fastest growing metro area for entrepreneurs – *LinkedIn 2022*

#5 City in the U.S. for net inflow of residents in 2021 – *Redfin 2022*

Top 10 U.S. market in Tech talent growth and "brain gain" since 2016, and percentage gain of millennials since 2014 – *CBRE 2021*

Market Name	Tampa-St. Petersburg-Clearwater
Total Population (2022)	3,227,020
Population Growth (2010-2022)	17.74%
Proj. Population Growth (2022-2027)	4.79%
Median Household Income (2022)	$65,200
Proj. HH Income Growth (2022-2027)	12.06%
Total Market Deposits (2021)	$85.8 billion

Note: Demographic data is estimated as of January 1, 2022 based on 2020 U.S. Census data and annual surveys performed by Claritas

Source: S&P Global Market Intelligence; Okaloosa Economic Development Council; FloridaWest Economic Development Alliance; Tampa Bay Economic Development Council

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Summary of Our Due Diligence

✓ **Experienced in successfully executing and integrating M&A transactions**

- FBMS management has successfully executed multiple M&A transactions in their recent history:
  - Nine completed transactions since 2016
  - Thirteen completed transactions since 2010
- Increases the probability of a smooth integration process for employees and customers

✓ **Extensive credit review**

- Reviewed loans in all product lines, with particular focus on commercial real estate
- Analyzed 100% of classified loans and 100% of loans with balances over $2.0 million
- In total, approximately 70.5% of loans by book balance were reviewed

✓ **Comprehensive operational due diligence performed**

- Detailed review of business plans, budgets, credit processes, tax carryforwards, among other aspects of the businesses
- Key focus areas: Credit Quality, Operations, IT, Legal, Tax, Compliance, HR and Regulatory
- In depth evaluation of personnel at both companies to build the most efficient team for the combined company

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Transaction Assumptions

Cost Savings	▪ $8.2 million after-tax cost savings in first full year; 50% of Beach's estimated non-interest expense ▪ Assumes 100% realization of cost savings by the end of FY 2023
Transaction Expenses	▪ $12.3 million in after-tax transaction expenses

Loan Credit Mark Adjustment	▪ $7.9 million gross pre-tax credit marks equal to 1.74% of total loans as of 3/31/2022
	  ▪ $2.0 million pre-tax credit mark on PCD loans (0.43% on loans as of 3/31); recorded as an allowance
	  ▪ $3.0 million pre-tax credit mark on non-PCD loans (0.65% on loans as of 3/31); recorded as contra discount and assumed to be accreted back through income over 4.0 years
	  ▪ $3.0 million pre-tax provision expense to establish Day 1 CECL reserve on non-PCD loans (0.65% on loans as of 3/31)

Other FMV Adjustments	▪ $1.1 million net mark up on Beach's OREO and branch real estate ▪ $0.7 million mark down on Beach's DTA due to Section 382(g) impairment on pre-2018 NOLs
Core Deposit Intangible	▪ $6.0 million core deposit intangible amortized straight-line over 10 years ▪ 1.39% of Beach's core deposits as of 3/31/2022 [(1)]
Effective Tax Rate	▪ 23.5% effective tax rate on merger adjustments
Revenue Synergies	▪ Opportunities identified but not modeled

(1) Core deposits defined as total deposits less time deposit accounts greater than $100k
Source: Internal estimates

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 Key Transaction Impact  (1) Financial data as of March 31, 2022 based on branch location; Excludes purchase accounting adjustments(2) Estimated impacts provided solely for illustrative purposesSource: Company provided documents; Internal estimates  2022 EPS Accretion (Partial Year)  ~0.5%  2023 EPS Accretion  ~2.3%  TBV Payback Period  < 1.75 Years  TBV Dilution at Closing  < 0.7%  Internal Rate of Return  > 20%  Pro Forma 2023E ROAA  ~ 1.2%  TCE/TA  > 7.5%  Pro Forma Leverage   > 8.5%  Pro Forma Tier 1 RBC  > 13.0%  Pro Forma TRBC  > 16.0%  Pro Forma Loans by State (1)  Key Transaction Impacts (2)  Total Assets  $6.8 billion  Total Loans  $3.4 billion  Total Deposits  $5.9 billion  Loans / Deposits  57.8%  Pro Forma Balance Sheet (1)  Pro Forma Deposits by State (1)

 Note: Deposit market share data based on FDIC filings as of June 30, 2021; All data shown pro forma for pending and recently completed acquisitions(1) Community bank defined as banks with less than $10 billion in total assets as of most recent reported quarterSource: S&P Global Market Intelligence  Community Bank (1) Deposit Market Share by MSA

Continuing to Build Upon a Proven Track Record

Executing Upon Growth Strategy – Total Assets Growth & Event Timeline



$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Total Assets ($Millions)
Q4 2012
Q2 2013
Q4 2013
Q2 2014
Q4 2014
Q2 2015
Q4 2015
Q2 2016
Q4 2016
Q2 2017
Q4 2017
Q2 2018
Q4 2018
Q2 2019
Q4 2019
Q2 2020
Q4 2020
Q2 2021
Q4 2021
PF Q1 2022
4/30/2013 Acquired First Baldwin Bancshares, Inc.
3/22/2013 - $20.0M Preferred Stock Offering
7/1/2014 Acquired BCB Holding Company, Inc.
12/14/2015 Acquired Mortgage Connection, LLC
10/24/2016 - $63.3M Preferred Stock Offering
1/1/2017 Acquired Iberville Bank
1/1/2017 Acquired Gulf Coast Community Bank
3/1/2018 Acquired South West Banc Shares, Inc.
4/1/2018 Acquired Sunshine Financial, Inc.
10/26/2017 $58.4M Common Stock Offering
10/31/2018 Acquired FMB Banking Corporation
5/1/2018 $66.0M Subordinated Debt Offering
3/1/2019 Acquired FPB Financial Corp.
10/31/2019 Acquired First Florida Bancorp, Inc.
4/3/2020 Acquired Southwest Georgia Financial Corp.
9/25/2020 $65.0M Subordinated Debt Offering
12/3/2021 Acquired 7 Branches from Cadence Bancorp.
4/26/2022 Announced Acquisition of Beach Bancorp, Inc.

Note: *Dates are as of transaction close, unless otherwise indicated*
Source: *S&P Global Market Intelligence*

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Appendix

 Note: Financial data as of March 31, 2022 based on branch location; Excludes purchase accounting adjustmentsSource: Company documents  Pro Forma Loan and Deposit Concentration by State

 Note: Financial data as of March 31, 2022 based on bank-level regulatory data; Excludes purchase accounting adjustmentsSource: Company documents  Pro Forma Loan and Deposit Composition

 Top 25 Largest MSAs in the Southeast  Note: Demographic data is estimated as of January 1, 2022 based on 2020 U.S. Census data and annual surveys performed by ClaritasSource: S&P Global Market Intelligence